Exhibit (h) 1.6

LETTER AGREEMENT

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Re:	Transfer Agency and Service Agreement

Pursuant to Section 13 of the Transfer Agency and Service Agreement between Russell Exchange Traded Funds Trust (“RET”) and State Street Bank and Trust Company (“SSBT”) dated April 15, 2011, RET advises you that it is creating nine new funds each listed in Appendix A (the “New Funds”). RET desires SSBT to serve as Transfer Agent with respect to the New Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth in the current fee schedule to the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST
By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer

Accepted this 30th day of September, 2011.

STATE STREET BANK AND TRUST COMPANY

/s/ Michael F. Rogers

By:	Michael F. Rogers
Its:	Executive Vice President

APPENDIX A

Russell Small Cap Consistent Growth ETF

Russell Small Cap Low P/E ETF

Russell Small Cap Contrarian ETF

Russell Small Cap Aggressive Growth ETF

Russell Developed ex-U.S. High Momentum ETF

Russell Developed ex-U.S. High Beta ETF

Russell Developed ex-U.S. Low Beta ETF

Russell Developed ex-U.S. High Volatility ETF

Russell Developed ex-U.S. Low Volatility ETF